OPINION OF COUNSEL

Re: Rule 24f-2 Notice for The Travelers Separate Account PF II for Variable Annuities; File No. 333-32581

	With regard to the Rule 24f-2 Notice filed by The Travelers Separate Account PF II for Variable Annuities covering variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Life and Annuity Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The  Travelers Separate Account  PF II for  Variable
	Annuities is a duly authorized and validly existing separate accountestablished pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable annuity contracts issued are valid, legal and binding obligations of The Travelers Life and Annuity Company; the securities are legally issued, fully paid and non-assessable.

	4.Assets  of  The Travelers  Separate Account  PF II  for
	Variable  Annuities  are not chargeable
	with liabilities arising out of any other business which The Travelers Life and Annuity Company may conduct.

/s/ Kathleen A. McGah
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Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated: February 25, 1998